SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Green Mountain Coffee Roasters, Inc.

February 6, 2012

Dear Shareholder:

Your 2012 Annual Meeting of Shareholders will be held on Thursday, March 22, 2012, at 10:00 a.m. at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403, and I hope you will join us.

At the meeting, we will be asking you:

1.	To elect three Class I directors for a three year term to expire in 2015;

2.	To consider an advisory vote on executive compensation as disclosed in these materials;

3.	To approve an increase in the number of authorized shares;

4.	To consider the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2012 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

As explained more fully in the proxy statement included with this Notice, you can vote using the Internet, by telephone, by mail, or in person, in each case by following the instructions in this proxy statement.

We urge you to vote your shares at your earliest convenience.

Thank you very much for your interest in our Company.

Sincerely,

Lawrence J. Blanford

President and Chief Executive Officer

Green Mountain Coffee Roasters, Inc.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

Thursday, March 22, 2012

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403 (directions enclosed) on Thursday, March 22, 2012, at 10:00 a.m. Eastern Time, to vote on the following proposals:

1.	To elect William D. Davis, Jules A. del Vecchio and Robert P. Stiller as Class I directors to serve a three-year term until the Company’s Annual Meeting in 2015;

2.	To consider an advisory vote on executive compensation as disclosed in these materials;

3.	To amend Article Fourth of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of $0.10 par value Common Stock;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on Thursday, January 26, 2012 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those Shareholders will be open to examination by any Shareholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company, 33 Coffee Lane, Waterbury, Vermont, for a period of ten days prior to the Annual Meeting.

We are again taking advantage of the Securities and Exchange Commission rules that allow issuers like us to furnish proxy materials to you via the Internet. We believe this will allow us to provide you with the information you need, in a manner that is convenient and familiar to you, while lowering our costs of delivery of these materials and reducing the environmental impact of our Annual Meeting. You can simplify your voting and save the Company expense by voting by telephone or by Internet.

All Shareholders are cordially invited to attend the Annual Meeting. But, whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Howard Malovany
Vice President, Corporate General Counsel and Secretary Green Mountain Coffee Roasters, Inc.

Waterbury, Vermont

February 6, 2012

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Proxy Statement—Table of Contents

i

ABOUT THE ANNUAL MEETING

Green Mountain Coffee Roasters, Inc. (the “Company”) is required by Delaware law (the state in which your Company is incorporated) to hold an annual meeting of shareholders for the express purpose of allowing our shareholders to exercise their franchise on those matters reserved to them under Delaware law or the Company’s Restated Certificate of Incorporation or Bylaws. The State of Delaware, the NASDAQ Global Select Market (“NASDAQ”) (the securities exchange on which the shares of your Company are listed and traded), and the Securities and Exchange Commission (the “SEC”) (one of the many government agencies that have jurisdiction over your Company) have rules that govern how we must conduct the Annual Meeting and what rights you may or may not have therein, especially related to how we solicit your votes for the Annual Meeting, the form of proxy that we may use, and the information that we must provide to you, among other things. Below you will find a summary of matters that specifically relate to our upcoming Annual Meeting and that we are required to disclose to you. We hope that you find this summary useful in your understanding of the Annual Meeting process, our business, your Directors and the other matters that are pertinent to all of the above.

Date of Annual Meeting (the “Annual Meeting” or the “Meeting”)	March 22, 2012

Time of Annual Meeting	10:00 a.m. Eastern Time

Place of Annual Meeting	Sheraton Burlington Hotel and Conference Center 870 Williston Road South Burlington, Vermont 05403

Record Date for Annual Meeting (the “Record Date”)	January 26, 2012

Attending the Annual Meeting

All shareholders of record are welcome at our Annual Meeting. If you are intending to attend, please have proper identification (such as your driver’s license or passport). If your shares are held in street name, please have your most current broker statement with you (in addition to proper identification).

If you are not a shareholder but wish to attend our meeting, please contact our Investor Relations representative at 802.882.2899 to let us know your desire.

Mailing Date for Notice of Internet Availability of Proxy Materials	On or about February 6, 2012

Purpose of Annual Meeting

1.      Elect three Directors: William D. Davis, Jules A. del Vecchio, and Robert P. Stiller, each for a three-year term expiring at the Annual Meeting in 2015;

2.      Consider an advisory vote on executive compensation as set forth in this proxy statement;

3.      Approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

4.      Consider the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting

Voting of Shares	Each Shareholder is entitled to one vote for each share of common stock held as of the Record Date.

Availability of Proxy Materials	We are furnishing proxy materials to you on the Internet. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” The Notice of Internet Availability will also instruct you as to how you may vote your proxy.

Principal Company Office	33 Coffee Lane, Waterbury, Vermont 05676

Company Telephone Number	802-244-5621

VOTING YOUR SHARES

Who is soliciting your proxy?	Your Board of Directors (the “Board”).

Who can vote?	Shareholders of record or beneficial owners at the close of business on the Record Date, Thursday, January 26, 2012, are entitled to notice of and to vote at the Annual Meeting.

Who is a “shareholder of record”?	You are a shareholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Continental Stock Transfer & Trust Company (“Transfer Agent”) as of the Record Date.

Who is a “beneficial owner”?	You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock, and who is often the holder of record. This is often called ownership in “street name” because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Who votes street held shares? How?	If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. We believe that only Proposal IV—Ratification of Accountants will be considered a routine matter for this meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter (Proposals I, II, and III for this meeting), the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

What is the quorum?	A quorum for the purposes of the Annual Meeting is the presence in person or by proxy (which includes voting over the telephone or the Internet) of a majority of the total number of outstanding shares as of the Record Date entitled to vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	Because we have elected, under rules adopted by the SEC, to provide you access to the proxy materials over the Internet instead of mailing hard copies. Accordingly, we are required to send the Notice to our Shareholders of record and beneficial owners. The Notice instructs you as to how (i) you may access and review all of the proxy materials on the Internet, (ii) you may submit your proxy, and (iii) to receive paper copies of the proxy materials if you wish.

What happens if I don’t give specific voting instructions?	If you are a shareholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee (as defined later in this proxy statement) on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any proposal.

What is the “Proxy Committee”?	The Proxy Committee was appointed by the Board at its December 2011 meeting and is comprised of Michael J. Mardy, Lawrence J. Blanford, Howard Malovany and Frances Rathke. This Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?

By Internet. You can vote over the Internet at www.continentalstock.com by following the instructions on the Notice or proxy card.

By Telephone. You can vote your proxy over the telephone by calling 1-866-894-0537 from any touch tone telephone. You must have your proxy card available when you call.

By Mail. If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Green Mountain Coffee Roasters, Inc., c/o Howard Malovany, Secretary, 33 Coffee Lane, Waterbury, VT 05676. Please allow sufficient time for mailing if you decide to vote by mail.

At the Annual Meeting. If you attend the Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 7:00 p.m. (EDT) on Wednesday, March 21, 2012.

How can I change my vote?	You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy or by voting by ballot at the meeting. Attending the meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Meeting.

Are there other matters to be voted on at the meeting?	The Board is not aware of any matters not set forth in this proxy statement that may come before the Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?	The Company will bear the entire cost of soliciting the proxies which is approximately $10,000. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications, or by other means without additional compensation. The Company does not presently intend to retain professional proxy solicitation assistance.

What is the required vote for each Proposal?

Proposal I—Election of Directors.	Directors are elected by plurality vote, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Shareholders may not cumulate votes for the election of directors. If a nominee for director is unable to serve as a director, the Proxy Committee may, in its discretion, vote for another person as director or vote to reduce the number of directors to less than nine, as the Board may recommend.

Proposal II—Advisory Vote on Executive Compensation.	While on the ballot, this is only an advisory vote. This means that your Board of Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, your Board of Directors is very keen on understanding the view of our shareholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by the Board. Nevertheless, the votes that shareholders cast “for” must exceed the number of votes that shareholders cast “against” to approve.

Proposal III—Amend the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares.	To approve Proposal III, shareholders holding a majority of the outstanding shares of common stock must vote FOR this proposal.

Proposal IV—Ratification of Accountants.	To ratify Proposal IV, shareholders holding a majority of the common stock present or represented by proxy at the meeting and voting on the matter must vote FOR this proposal.

YOUR BOARD OF DIRECTORS

The Company’s Restated Certificate of Incorporation fixes the size of the Board of Directors at one or as otherwise provided by the Company’s Bylaws, which provide for the Company’s Board to set its size. Today, your Board of Directors is comprised of nine individuals. We believe that nine is, for the size and scope of our business and operations currently, an optimal number, as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room. The Governance and Nominating Committee annually evaluates the size of your Board to ensure that it has the right number of people and the appropriate skill sets to properly oversee your Company’s operations. At its December 2011 meeting, the Governance and Nominating Committee recommended to the full Board of Directors, and the Board confirmed, that the size of the Board should remain at nine.

Your Company’s Board is currently divided into three classes, each class with three Directors. Your Company believes that the classified Board is the most effective way to be organized for your Board because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, three Directors are elected for a three year term, while the other six Directors do not have to stand for election as their term is not then expiring.

In fiscal 2011, your Board met 9 times for both regular and special meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he or she was a member. At the Board’s meeting in September 2011, the Board determined that all of our Directors, except Messrs. Blanford and Stiller, are independent as required by the NASDAQ Listing Rules (the “NASDAQ Rules”). During fiscal 2011, the independent directors met 5 times in executive session in which no other directors were present.

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meeting but each is encouraged to do so. Nevertheless, each Board member recognizes her or his responsibility to our shareholders and historically has attended the Annual Meeting. All members of the then-current Board attended the 2011 Annual Meeting.

The Company does not have a formal process for shareholders to communicate with the Board. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner, as practicable. Shareholders may communicate with any of our Directors by sending a letter to the Director, c/o Secretary, Green Mountain Coffee Roasters, Inc. 33 Coffee Lane, Waterbury, Vermont 05676. All such letters will be promptly forwarded to the respective Director.

BOARD LEADERSHIP STRUCTURE

The Board is responsible for the oversight of the Company’s direction and operations. The Board represents the Company’s shareholders and its primary purpose is to build long-term shareholder value. The Board is committed to strong, independent Board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.

We separate the roles of the Chief Executive Officer and the Chairman in recognition of the inherent differences between the two roles. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and the affairs of the Company, and ensures that all directions of the Board are carried into effect. On the other hand, the Chairman is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to our Chief Executive Officer and other Company officers regarding our business and operations. By separating these roles, we believe we allow each to focus their time and energy where they are best used. Moreover, as the Company’s founder and former Chief Executive Officer, our Chairman is uniquely qualified to provide insight, advice, guidance and counsel to our Chief Executive Officer about the Company’s operations and strategy. Consequently, today we believe that separating the Chairman role from the Chief Executive Officer role is the most effective leadership structure for our Company.

In addition to separate Chairman and Chief Executive Officer positions, we have also elected to have a Lead Director. In recognition that our Chairman is not independent under the NASDAQ Rules, and that Mr. Davis, having been a Director of our Company since its founding, has a wealth of knowledge about our Company, has a strong relationship with our Chairman and is otherwise himself a skilled senior executive, we believe that the position of Lead Director is also a valuable tool in our Board’s leadership structure. As determined by your Board, the Lead Director’s responsibilities include:

•	Chair all meetings of the independent and non-management Directors.

•	Serve as liaison between the Board Chairman and the independent Directors and the Chief Executive Officer and all of the Directors.

•	Consult with the Board Chairman and the Chief Executive Officer on matters to be presented at Board and Committee meetings.

•	Call meetings of the Board, as appropriate or necessary.

•	Chair any meeting of the Board when the Chairman is not present or able to preside.

•	Chair Executive Sessions of the Board.

The Chief Executive Officer, who is also a member of the Board of Directors, as well as the Company’s senior executive officers (collectively the “Elected Officers”), are selected by the Board, based upon, in the case of the Elected Officers, the recommendation of the Chief Executive Officer and the Compensation and Organizational Development Committee.

COMMITTEES OF THE BOARD

Your Board of Directors has a complex set of duties and responsibilities, both practically and as provided under Delaware law, the various state and federal laws with jurisdiction over the Company’s operations, the Company’s Restated Certificate of Incorporation and the Company’s Bylaws. However, to govern the modern corporation, there are a myriad of activities that must be performed and that are more effectively and efficiently performed by smaller groups of people. To do this, Delaware law gives your Board the authority to establish “committees” of the Board to take on directed duties. Moreover, various regulatory bodies with jurisdiction over your Company mandate certain committees, and, other various applicable laws give your Board the latitude to satisfy some of its duties and responsibilities through these committees.

To this end, your Company has established four standing committees: Audit and Finance; Compensation and Organizational Development; Governance and Nominating; and Corporate Social Responsibility. The principal duties and responsibilities of each committee is set forth below. Under applicable rules and regulations, and as determined by your Board, all of the members of the Audit and Finance, Compensation and Organizational Development, and Governance and Nominating committees are “independent” directors as “independence” is defined by the NASDAQ Rules and the Compensation and Organizational Development Committee is comprised of “outside” directors as defined by Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The membership of the Committees and number of meetings held in fiscal 2011, are set forth below:

	Audit and Finance	Compensation and Organizational Development	Governance and Nominating	Corporate Social Responsibility
Barbara D. Carlini	X			X

Douglas N. Daft		CHAIR	X

William D. Davis	X (1)	X	CHAIR

Jules del Vecchio	X		X

Michael J. Mardy	CHAIR (1)	X

Hinda Miller		X	X	CHAIR

David E. Moran		X		X

Robert P. Stiller				X

Number of Meetings in Fiscal 2011	28	5	4	9

(1)	Messrs. Davis and Mardy have both been deemed “audit committee financial experts” by the Audit and Finance Committee, and confirmed by the Board of Directors.

COMMITTEE DESCRIPTIONS

As noted above, each of the Company’s committees do have a specialized set of duties and responsibilities as given to them by your Board or under applicable law or regulation. Below you will find a summary of those duties and responsibilities for each Committee.

Audit and Finance Committee (the “Audit Committee”)

The principal duties and responsibilities of the Audit Committee are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	Appoint, evaluate and replace any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work (the “Auditors”);

•	Review and appraise the audit efforts and independence of the Auditors;

•	Review and appraise the efforts and effectiveness of the Company’s internal auditing efforts;

•	Provide an avenue of communication among the Auditors, financial and senior management, the internal auditing function and the Board;

•	Provide oversight of the Company’s capital structure and finance needs;

•	Provide oversight of the Company’s enterprise risk management process; and

•	Do such other things as the Board may direct from time to time.

Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed under the heading “Independent Registered Public Accounting Firm” and “Audit Committee Report” elsewhere in this proxy statement.

The Audit and Finance Committee Report below shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

AUDIT AND FINANCE COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal 2011.

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and the independent registered public accounting firm throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for fiscal 2011. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with PwC the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T, as in effect for the Company’s fiscal 2011. The Audit Committee has received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Committee also has considered whether, and to what extent, if any, the fact that PwC may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors’ independence and has discussed this with PwC.

Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee in its Charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal 2011 be included in its Annual Report on Form 10-K for the fiscal year ended September 24, 2011 for filing with the Securities and Exchange Commission. Such report was filed with the Securities and Exchange Commission on November 14, 2011.

The Audit Committee has appointed PwC as the independent registered accounting firm of the Company for fiscal 2012 and intends to submit such recommendation to the Company’s shareholders for ratification (but not for approval) at the Company’s 2012 Annual Meeting of Shareholders.

Submitted by the Fiscal 2011 Audit and Finance Committee

Michael J. Mardy, Chairman

Barbara D. Carlini

Jules A. delVecchio

William D. Davis

Compensation and Organizational Development Committee (the “Compensation Committee”)

The principal duties and responsibilities of the Compensation Committee are to:

•	Review and approve the structure and philosophy of compensation of the Chief Executive Officer and other executive officers of the Company;

•

Approve and make final determinations with respect to the compensation, including annual base salary and grants or awards of stock options, bonuses, and other incentives, payable to the Chief Executive Officer and Elected Officers of the Company;

•	Review and approve the adoption of, and administer, new and existing executive incentive compensation plans and equity-based plans;

•	Oversee talent management and succession planning;

•	Review organizational development initiatives and human resources programs, including diversity and material welfare plans; and

•	Do such other things as the Board may direct from time-to-time.

Governance and Nominating Committee (the “Governance Committee”)

The principal duties and responsibilities of the Governance Committee are to:

•	Review and recommend qualified candidates to the Board for nomination for election to the Board;

•	Assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business, non-business, and professional experience;

•	Review conflicts of interest among members of the Board and Elected Officers;

•	Oversee the Company’s overall compliance program (other than the Enterprise Risk Management program);

•	Review and recommend an appropriate committee structure for the Board of Directors;

•	Review, evaluate and report to the Board on the corporate governance principles applicable to the Company; and

•	Do such other things as the Board may direct from time to time.

The Governance Committee will consider director candidates recommended by shareholders. Recommendations may be sent to the Governance Committee, c/o Secretary, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, VT 05676. Any recommendation submitted by a shareholder to the Governance Committee must comply with the notice procedures set forth under Article II, Section 7 of the Company’s By-laws. If the Governance Committee were to receive a recommendation for a director candidate from a shareholder, however, the Governance Committee expects that it would evaluate such candidate using the criteria described below for evaluating director candidates brought to its attention through other channels.

In evaluating director nominees, the Governance Committee considers whether the nominee has:

•	The highest level of honesty and personal and professional ethics, integrity and values;

•	Significant financial expertise;

•	A proven record of operational success, both in the United States and abroad;

•	Demonstrated success in one or more of the following functions: manufacturing, marketing, sales, finance or distribution of consumer branded goods, domestically or globally;

•	A commitment to corporate environmental and social responsibility principles;

•	A sincere and high level belief in the power and importance of people;

•	A familiarity and comfort with technology and diversity in their broadest sense;

•	The ability to balance financial results with concern for people;

•	A long-term and strategic perspective;

•	A proven record of consistently exercising sound and objective business judgment;

•	A willingness to advance constructive and meaningful debate;

•	The time to devote to becoming an important contributor to Board activities and to know the Company’s business and its industry;

•	A perspective that evidences innovation, courage, urgency, creativity, strategic thinking and a willingness to foster change;

•	Significant senior management experience with a large publicly traded company preferably as Chief Executive Officer;

•	A willingness and drive to speak and seek the truth; and

•	The ability to provide relevant coaching to senior management and other Board members in a collegial and friendly manner, fitting easily with the chemistry and culture of the Company and the Board.

There are no stated minimum criteria for director nominees, and the Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders at the time.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals.

Corporate Social Responsibility Committee (the “CSR Committee”)

The principal duties and responsibilities of the CSR Committee are to:

•	Make recommendations to, and approve the Company’s policies, programs, partnerships, activities, and goals with respect to the Company’s social and environmental impact;

•

To help the Company both achieve its social and environmental goals as well as leverage its corporate and social responsibility programs, policies, partnerships, activities and goals in support of the differentiation of the Company and its brands in the marketplace; and

•	Do such other things as the Board may direct from time-to-time.

In addition to the Committee charters, your Board of Directors has also adopted a set of Corporate Governance Principles to memorialize the Board’s current practices, but also to set forth the guiding principles and best practices, by which your Board would conduct its own affairs.

All of the Committee charters and the Corporate Governance Principles are posted on the Company’s website. The Internet address for the Company’s website is http://www.GMCR.com. To locate each Committee charter:

1. From the Company’s home page, first click on “Investor Services.”

2. Next scroll down to and click on “Corporate Governance” listed on the left side menu and then, in the center of the page, click on the document of your choice.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

PROPOSAL I—ELECTION OF DIRECTORS

At the 2012 Annual Meeting, three individuals are to be elected as Class I directors to hold a three-year term of office from the date of their election until the 2015 Annual Meeting and until their successors are duly elected and qualified.

The three nominees for election as Class I Directors are William D. Davis, Jules A. del Vecchio, and Robert P. Stiller, each of whom is currently a Class I Director and each of whom has agreed to serve as a director if elected.

If a nominee for director is unable to serve as a director, the persons appointed as the Proxy Committee for the Annual Meeting may, in his or her discretion, vote for another person as director or vote to reduce the number of directors to less than nine, as the Board may recommend.

See the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by nominees for director.

As set forth above under the “Governance and Nominating Committee” section, that Committee annually reviews the composition of the Board and Committees to ensure there is the proper combination of skill, expertise, competence, qualification and experience on the Board and that each Committee is properly constituted to maximize its efficiency and effectiveness. In addition, the Governance Committee also annually reviews the criteria that the Governance Committee and the Board consider important for the totality of the Board to possess as well as the overall effectiveness of the Board and each committee. To that end, the Governance Committee seeks to populate the Board with a set of individuals that possess as many of such criteria as practical, realizing that it is merely aspirational to seek a Board where every member has every desirable skill, qualification, experience and attribute. Nevertheless, your Governance Committee believes that it has assembled and exemplary group of leaders who do have the skills, qualifications, experience and attributes necessary to guide your Company to continued successes.

At a minimum, each Director should epitomize the Company’s Purpose and Values as set forth in its current Code of Ethics, as well as possess the highest ethics and integrity, and demonstrate an unwavering commitment to representing your long-term interests. Each Director should also have the individual experiences that provide practical wisdom, mature judgment and an inquisitive and objective mind.

Therefore, in evaluating the Nominees for submission to the consideration of our shareholders for the 2012 Annual Meeting, the Governance Committee evaluated each Nominee against the set of criteria set forth above and concluded that each has and will continue to make significant and valuable contributions to the governance of your Company and the Governance Committee heartily endorses their submission. The fact that we do not list a particular experience, skill, qualification or attribute for a Director does not mean that Director does not possess a particular experience, skill, qualification or attribute.

All of our Directors have had, and many continue to have, successful careers. In accomplishing that success, each has demonstrated significant leadership skill, which includes a practical understanding of how large organizations operate including the importance of human resource management, how employee and executive compensation is set, as well as an understanding of strategy and risk management.

All of our Director nominees have lengthy direct experience in the oversight of public companies as a result of their service on your Board and those of other public companies and their involvement in the other organizations described below. This diverse and complimentary set of skills, experience and backgrounds creates a highly qualified and independent Board.

The Board defines diversity to mean diversity of backgrounds, experience, expertise, perspectives and skills, along with the more traditional aspects of age, gender, and race. We believe that as a Board we have achieved an appropriate amount of diversity for your Company’s current environment.

All of our Director nominees are seasoned leaders from across the country who bring to the Board a vast array of private company, public company, government service, non-profit, social responsibility and other business experience.

Set forth below you will find certain information for each of your Directors, including the nominees, that we believe evidence her or his qualifications to sit on your Board of Directors.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM ENDING 2015

William D. Davis is the Vice Chairman of the Board of Directors of Learning Care Group, Inc., a provider of early education and care services to children primarily under the age of 12. He was President and Chief Executive Officer, and a Director, from July 2002 until September 2010. Mr. Davis’s qualifications to serve on your Board include a diverse consumer products background, an extensive understanding of your Company’s business and operations and significant senior management expertise.

Jules A. del Vecchio retired in November 2010 from his position as a First Vice President of New York Life Insurance Company where he was responsible for communications and agent management and training and served in that position since 1970. Mr. del Vecchio’s qualifications to serve on your Board include his senior management and organizational experience as well as his extensive understanding of human resource engineering.

Robert P. Stiller, founder of the Company, served as its President and Chief Executive Officer since its inception in July 1981 until May 2007. Since May 2007, Mr. Stiller has served the Company as Chairman of the Board of Directors. Mr. Stiller’s qualifications to serve on your Board include his intimate knowledge of your Company, as its founder, as well as his vision and foresight in understanding the trends in the marketplaces most affecting your Company.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

ELECTION OF EACH OF THE THREE NOMINEES FOR ELECTION TO

THE BOARD OF DIRECTORS AS CLASS I DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Class II Directors—Term Ending 2013

Barbara D. Carlini is the Senior Vice President and Chief Information Officer of Dean Holding Company, the nation’s largest dairy company, and has served in that position since 2009. Prior to that she served as Chief Information Officer of Motorola’s Mobile Devices Division from May 2006 to January 2008. From November 2001 until March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America). Ms. Carlini’s qualifications to serve on your Board include her diverse consumer products background, her substantial expertise in information technology and systems, her passion for corporate social responsibility and overall organizational and leadership skills.

Douglas A. Daft is currently a Director at Wal-Mart Stores, Inc. (since 2005) and a member of its Compensation, Nominating and Governance Committee and a Director at The McGraw-Hill Companies, Inc. (since 2003) and a member of its Audit and Compensation and Leadership Development Committees. From 2000 through 2004, Mr. Daft was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Daft’s qualifications to serve on your Board include his overall business leadership experience gained through his service as Chief Executive Officer of a major international public company, as well as his brand management expertise, and his financial and corporate governance acumen, as well as the diverse and valuable finance, operational and strategic expertise he has gained from serving on the boards of other major public companies.

Hinda Miller has been a Vermont State Senator since 2003. Ms. Miller is also President of DeForest Concepts, a consulting firm specializing in entrepreneurial businesses. From 1977 to 1996, Ms. Miller was co-founder of Jogbra Inc., an athletic apparel company, then President Champion Jogbra, a division of Sara Lee Corporation. Ms. Miller’s qualifications to serve on your Board include the experience she gained in establishing and successfully operating her own company, as well as a comprehensive understanding of and a passion for corporate social responsibility and policy making.

Class III Directors—Term Ending 2014

Lawrence J. Blanford has served as President, Chief Executive Officer and Director of the Company since May 2007. From May 2005 to October 2006, Mr. Blanford held the position of Chief Executive Officer at Royal Group Technologies Ltd., a Canadian building products and home improvements company. From January 2004 to May 2005, Mr. Blanford was Founder and President of Strategic Value Consulting, LLC, a consultancy. Prior to that, Mr. Blanford held various management positions with Royal Philips Electronics (North America), Maytag Corporation, Johns Manville Corporation, PPG Industries and The Procter & Gamble Company. Mr. Blanford’s qualifications to serve on your Board include his experience with leading consumer products organizations in different industries, his strategic vision for growth, his commitment to corporate social responsibility, and his ability to achieve organizational goals marshalling resources around a compelling strategic imperative for quality results.

Michael J. Mardy is, and has been since December 2011, Executive Vice President, Chief Financial Officer and a Director of Tumi Holdings, Inc. (NYSE:TUMI) and since 2003, Executive Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories. Mr. Mardy is also a director of ModusLink Global Solutions, Inc. (NASDAQ: MLNK) (formerly CMGI, Inc.), a supply chain technology company and is Chairman of its Audit Committee and a member of its Nominating and Corporate Governance Committee. Mr. Mardy’s qualifications to serve on your Board include his extensive financial and accounting expertise (including his membership in the American Institute of Certified Public Accountants and the Financial Executive Institute) and leadership, the experience he has gained through service on the board of another public company, his consumer products experience in prior management positions and his overall leadership skills as a senior executive.

David E. Moran has been President of Marketing Driven Solutions, a marketing consulting firm focused on driving growth through innovation and brand building, since June 2005. Mr. Moran was Chief Executive Officer of Fusion5, a management consulting company, from July 1999 to June 2005. Mr. Moran’s qualifications to serve on your Board include his extensive understanding of your Company’s business (including having spent four years at Maxwell House Coffee) and operations and his wide-ranging and comprehensive expertise in brand building, marketing strategy and leadership.

Below you will find a tabular summary of our entire Board, their age as of September 24, 2011, the year they were each elected, and the year in which their term ends.

Class	Name	Age	Year Elected	Term Ending
Class I
	William D. Davis	62	1993	2015	(1)
	Jules A. del Vecchio	68	1993	2015	(1)
	Robert P. Stiller	68	1993	2015	(1)
Class II
	Barbara D. Carlini	52	2002	2013
	Douglas N. Daft	68	2009	2013
	Hinda Miller	61	1999	2013
Class III
	Lawrence J. Blanford	57	2007	2014
	Michael J. Mardy	63	2007	2014
	David E. Moran	58	1995	2014

(1)	If elected at 2012 Annual Meeting.

The Role of the Board in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including reputation, strategic, financial, economic, political, legal, competitive, regulatory, supply chain, product quality, talent management and information technology. The identification, understanding, and management of risk are critical for the successful management of your Company. And, risk consideration is an integral component of our operational decision-making and annual planning process, as well as being imbedded into our internal control environment. Your Board recognizes that it is neither possible nor prudent to eliminate all risk. Rather, purposeful and appropriate risk-taking is essential for your Company to be competitive and to achieve its strategic business objectives.

Your Board of Directors has primary responsibility for overall risk oversight. Risk management oversight by the full Board includes a comprehensive annual review of the Company’s overall strategic plans and the plans for each of the Company’s business units, including the risks (and how to manage and mitigate them) associated with these strategic plans. The Board also has an annual review of the conclusions and recommendations generated by management’s enterprise risk management process. The Board takes an active approach to its risk oversight role. Your Board has determined that the Audit and Finance Committee is best suited for the ongoing oversight of the Company’s Enterprise Risk Management process and that the Governance and Nominating Committee is best suited for the ongoing oversight of the Company’s overall compliance programs, and has delegated those specific responsibilities to those respective committees.

The Company has adopted an enterprise risk management process whose goal is to identify, prioritize and manage those risks identified by the senior leaders of the organization, including the Board. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks. With the assistance of the Company’s Internal Audit staff, there are annual interviews and surveys designed to identify and capture the known or anticipated risks to the enterprise. This information is then compiled, reviewed by the enterprise risk management team, and presented to the Audit and Finance Committee quarterly, and the full Board annually. In addition, the Company’s senior management develops and implements the Company’s strategic plans, and, in that process, identifies, evaluates, manages and puts plans into place to mitigate the risks inherent in those plans. Finally, the committees of the Board also identify and manage the risks that are specific to their areas of responsibility and report at least annually to the Board on them.

DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS’ COMPENSATION IN FISCAL 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Option Awards (2)($)	Total ($)	Aggregate Awards Outstanding(3)
Barbara Carlini	—	63,000	74,296	137,296	222,006
Douglas N. Daft	—	54,500	74,296	128,796	9,434
William D. Davis	52,750	37,250	74,296	164,296	73,551
Jules A. del Vecchio	66,000	—	74,296	140,296	182,150
Michael J. Mardy	81,000	—	74,296	155,296	60,900
Hinda Miller	—	59,000	74,296	133,296	156,155
Dave E. Moran	53,000	—	74,296	127,296	172,150
Robert P. Stiller	101,000	—	74,296	175,296	845,829

(1)	Represents value of director fees paid as phantom stock units under the 2002 Deferred Compensation Plan as of September 24, 2011.

(2)

In fiscal 2011, the Company granted non-statutory options with a maximum term of ten years to purchase 2,300 shares each to Messrs. Daft, Davis, del Vecchio, Mardy, Moran and Stiller, and to Mses.Carlini and

Miller. All of these options are exercisable at $61.71 per share and are scheduled to vest ratably in four equal annual installments beginning on the first anniversary of the date of grant. The grant date fair value of these options, for each Director, as determined under FASB ASC Topic 718, was $32.30 per share.

(3)	Represents the aggregate number of stock awards and stock option grants outstanding as of September 24, 2011 for each Director.

DIRECTOR COMPENSATION FOR FISCAL 2011

Directors who are also employees of the Company do not receive additional compensation for serving as directors. Directors who are not employees of the Company are paid a retainer and are reimbursed for ordinary and necessary travel expenses incurred in connection with attendance at each Board meeting. Committee Chairs, the Lead Director and the Chairman of the Board receive fees in addition to their annual retainer. The Director’s compensation package is set forth below.

Annual Retainer(s) (all Directors)	Director = $35,000 (effective April 1, 2011)

Lead Director, Committee Chairs and Chairman of the Board annual fees in addition to the annual retainer	Lead Director = $15,000 Chairman = $50,000 Committee Chair Audit and Finance = $15,000 Compensation and Org. Dev.= $10,000 Governance and Nominating = $7,000 Corporate Social Responsibility = $7,000

Per Meeting Fee	$2,000 per regular scheduled meetings $1,000 per special meetings

Stock Options	Each Director is granted on or about the date of the Company’s Annual Meeting of Shareholders a stock option valued at two-times the Annual Retainer, using the Company’s derived Black-Scholes value. These options have the same terms as those granted to employees.

During fiscal 2011, Mses. Carlini and Miller and Mr. Daft participated in the Company’s 2002 Deferred Compensation Plan, deferring 100% of all retainer and fees that would otherwise have been received in fiscal 2011 and Mr. Davis participated deferring 75% of all such retainer and fees.

Director Ownership Guidelines. In 2008 your Board established ownership guidelines for directors which suggest stock holdings valued at a minimum of three times the then annual retainer (currently $35,000). Each Director then on the Board was given five years in which to meet the guideline, and any new Director would have five years from the beginning of their term to meet the guideline. Currently, all Directors either satisfy the guideline or are still within the grace period.

PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on the compensation of the Company’s named executive officers as described in the “Compensation, Discussion and Analysis” section, tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in this proxy statement. We ask that you support our approach to compensating our named executive officers as disclosed below. Your vote is advisory only, and therefore non-binding, but whatever the outcome of the vote, the Compensation Committee and your Board will review the results carefully and take the results into account in future compensation decisions.

The Company has sought and received shareholder approval for all appropriate plans, including the 2006 Incentive Plan, under which we grant our long-term incentives, and the 2008 Senior Executive Short-Term Incentive Plan, under which we may grant annual incentives to the Elected Officers. As noted below, all of our compensation plans are designed with a single compensation philosophy—to support and provide appropriate incentive to the Company’s employees to achieve the Company’s overall objectives of becoming a leader in the coffee and coffee maker industries and of delivering both sustainable growth and above average total shareholder return. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the shareholders’ long-term interests.

Our programs have not changed materially in their structure over the years, although certain modifications have been made to ensure that the programs are current in their design and remain competitive in the marketplace. The foundation of annual base salary, annual cash incentive and long-term (stock options) incentives have remained the same for the last three years and have served the Company and you, our shareholders well, as total stockholder return over that three year period has been 1,109%.

We believe that our programs are currently well structured to sustain our organizational and strategic goals, as well as to support our unique culture. These structural elements include:

•	Ensuring alignment between the incentive metrics (for the short-term, those would be net sales and non-GAAP operating profits and for the long-term, stock price) and shareholder value.

•

Emphasizing variable compensation in the executive compensation packages, ensuring that total compensation is well aligned with performance (for fiscal 2011 the fixed pay portion of executive compensation was approximately 21% of the Chief Executive Officer’s total compensation and ranged from approximately 32% to 36% for each of our other Named Executive Officers’ total compensation).

•

Maintaining a high level of corporate governance over our executive compensation programs by reviewing them more frequently than annually and engaging a compensation consultant that does no work for the Company’s management.

•

Closely monitoring our programs against the other companies in the marketplace with whom we compete for talent and against whom we measure our success, noting in particular that this group of companies may change rapidly as your Company experiences its own rapid growth.

•

Engaging in rigorous talent planning and performance management for our senior executives to ensure they remain committed to the Company’s short and long-term goals, are developing or obtaining the skills to manage in the current economy and preparing for succession.

•	Maintaining competitive benefit programs primarily directed and offered to all full-time employees.

•	Providing executive officers nominal perquisites, if any.

Stockholders are being asked to vote on the following resolution:

RESOLVED: That the stockholders of Green Mountain Coffee Roasters, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2012 annual meeting proxy statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND

ANALYSIS” SECTION OF THIS PROXY STATEMENT, THE TABULAR DISCLOSURE

REGARDING SUCH COMPENSATION, AND THE ACCOMPANYING NARRATIVE DISCLOSURE,

EACH AS SET FORTH BELOW.

EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT

The Compensation and Organizational Development Committee (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on these reviews and discussions, the Board approved our recommendation that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organizational Development Committee

Douglas N. Daft, Chairman

William D. Davis

Michael J. Mardy

Hinda Miller

David E. Moran

Executive Summary

Our financial performance for fiscal 2011 (year ended September 25, 2011) was strong, with net sales up 95% over fiscal 2010 and non-GAAP operating income up 148% over the prior year, demonstrating strong momentum as well as strong consumer adoption of our Keurig® Single Cup Brewing System. Today, the Keurig single serve brewer is one of the most popular coffee makers in the marketplace. We use these two metrics to determine the amount of annual incentive awards earned. For fiscal 2011, these results translated into an achievement of 122% of the bonus targets set for the year, with net sales for fiscal 2011 of $2.7 billion exceeding the prior year’s target by 9% and non-GAAP operating income of $428 million exceeding the prior year’s target by nearly 14%. The Compensation Committee set these targets at challenging levels that it believed would incentivize the executives to perform at the highest levels.

The long-term incentives provided to our named executive officers for 2011 and prior years consisted entirely of stock options. These instruments only have value to the Named Executive Officers if the price of the Company’s stock increases from the date of grant. For fiscal 2011, our stock price increased from approximately $37.00 per share at the beginning of our fiscal year to a share price of approximately $104 at the end of our fiscal year, which translates to an increase of about 188%. This also translates to an increase in market capitalization of approximately $9 billion. Our long-term incentive pay is aligned with the experiences of our shareholders who have, along with our executives, experienced a share price decline despite strong business momentum and indications of a fundamentally sound business model. While our Elected Officers experienced increased value in their stock options received prior to 2011 resulting from stock price performance in fiscal 2011, stock option awards received in 2011 have not created value because of the significant decline in the stock price in fiscal 2012 and will not create any value for the Elected Officers while the stock price remains at a value lower than the exercise price.

Compensation Philosophy

The Company’s compensation philosophy is designed to provide the proper incentive, with the right balance of risk, to foster the achievement of the Company’s business plan to become a leader in the coffee and coffee maker business. To attract, develop and retain the right talent to support this business plan, the Compensation Committee, along with management, have crafted this philosophy and our compensation programs, which has served your Company well as it has grown from a single coffee shop in Waitsfield, Vermont to a national presence in the coffee and coffee maker businesses.

Pay for performance is a fundamental tenet of our compensation philosophy. On average, less than 35% of an executive’s pay is fixed, meaning that over 65% of it is variable and at risk. Moreover, of the 65% that is variable, approximately 66% of that is based on our long-term incentives (historically stock options) meaning that no value is created for the executive unless the price of the Company’s stock increases over time. It is important, however, that performance be sustainable, as that is what your Company believes will ultimately drive shareholder value. As a result, a substantial portion of our named executive officer’s overall compensation is tied to the Company’s performance, with most of that focused on the longer term. Conversely, a relatively small portion of the executive compensation package is delivered in fixed pay elements, and almost every fixed pay program provided is available to all employees rather than being targeted specifically towards executives. For example, in fiscal 2011, the fixed pay portion of your Chief Executive Officer’s total compensation was designed to be approximately 21%.

Realizable Pay

As part of our compensation philosophy, the Compensation Committee designs the compensation structure for our Named Executive Officers, including the compensation vehicles, incentive metrics and goals to solidify the alignment of executive pay and shareholder value creation. As part of their annual compensation process, the Compensation Committee reviewed an analysis of the gains (unrealized) that the Chief Executive Officer achieved from 2010-2011 on his 2010 stock option grant relative to shareholder performance. The 2010 grant had a fair value for the Chief Executive Officer of approximately $1.15 million and an unrealized gain of approximately $5 million at the end of the Company’s fiscal year. For the period of analysis, shareholders had achieved a return of approximately 220%, or a $9 billion increase in market capitalization. Option grants in recent years, 2011 included, have produced significant realizable value for your Named Executive Officers, but only as a direct result of significant shareholder return. Had shareholder return decreased from the time of grant, those stock options granted to your Named Executive Officers would be worth zero.

Other Corporate Highlights

On the organizational front, your Company completed the acquisition of all of the stock of LJVH Holdings Inc. (“Van Houtte”). We continue to work on the integration of Timothy’s, Diedrich’s and Van Houtte. In addition, we added or have initiated plans to add manufacturing capacity to our portfolio in Waterbury and Essex, Vermont; Isle of Wight, Virginia; and Montreal, Canada.

Fiscal year 2011 was important for our brand portfolio as we successfully negotiated transactions pursuant to which we began to sell Folgers® Gourmet Select, Millstone®, and Dunkin’ Donuts®, branded K-Cup packs. In addition, we announced transactions under which we began selling Starbucks® coffee and Swiss Miss® hot cocoa branded K-cup packs in fiscal year 2012. These arrangements were consistent with our business model of providing choice to our consumers and to drive acceptance and usage of the Keurig® Single-serve Brewing System. To date, consumer acceptance of those brands that are on the shelf has been excellent.

In fiscal year 2011 we initiated a number of significant projects, integrating the acquisitions from 2011 and 2010 and managing the growth of your Company. As a result, we hired approximately 1,600 new employees in 2011 alone. As another measure of our growth, we added to our executive ranks by hiring a new Chief Accounting Officer and a Chief Human Resources Officer. These additions are designed to assure us that we have the right talent in the right roles to help manage the Company’s growth.

Since one of our corporate practices is to distribute at least 5% of our pre-tax income to programs aligned with the Company’s corporate social responsibility goals, each year that we increase our financial results we are able to distribute more and more to those programs.

On the governance front, we continue to monitor our structure, programs and processes to make sure they keep pace with the changes within and without the Company. As our organization becomes more complex, we determined to separate oversight of the overall compliance programs from the oversight of the enterprise risk management program. Today, the Governance and Nominating Committee oversees the overall compliance program while the Audit and Finance Committee will maintain oversight of the enterprise risk management program. We felt this change was appropriate to better balance the workload of the Committees as well as to allow the Company’s compliance function to have the prominence that was more appropriate for a Company of our size and complexity. In addition, as part of its normal review of compensation levels and opportunities, the Compensation and Organizational Development Committee determined that in 2012 it would change the manner in which it would deliver long term incentives from 100% stock options to a mix of stock options and restricted stock/restricted stock units. This decision reflects the much larger size and growing maturity of the Company.

Finally, as noted earlier, the price of a share of your Company’s common stock performed well in fiscal 2011. Below is a table showing how it performed against some well known indices.

	9/30/06	9/29/07	9/27/08	9/26/09	9/25/10	9/24/11
Green Mountain Coffee Roasters, Inc.	100.00	270.57	316.30	842.89	1328.72	3824.76
NASDAQ Composite	100.00	121.84	92.48	96.08	108.39	110.99
S&P 600 Packaged Foods & Meats	100.00	109.54	90.13	93.53	107.70	145.87

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Methodology

The compensation we pay to our named executive officers is intended to support and provide appropriate incentive to the Company’s employees to achieve the Company’s overall objectives of becoming a leader in the coffee and coffee maker industries and of delivering both sustainable growth and above average total shareholder return.

We believe that central to our success is our ability to attract, retain and motivate individuals with exceptional talent who are passionate about creating an exceptional beverage experience and the profitable long-term growth of our business. We believe our compensation programs provide the proper incentive for high performance by linking compensation to the success of the Company in a transparent and easily understood manner while, at the same time, properly balancing the risk-reward ratio of the various elements of our programs. The primary tools used by the Compensation Committee include base annual salary, short-term (cash) and long-term (stock options and restricted stock/restricted stock units) incentive compensation.

Your Compensation Committee has formally adopted the following Compensation Philosophy which is used to guide all compensation decisions for the named executive officers, including the Chief Executive Officer. Moreover, in making decisions with respect to all other executives and employees, the Chief Executive Officer uses the same philosophy.

COMPENSATION PHILOSOPHY

Term	Definition	Comments
Base Salary	Annual Base Salary	Rewards individual performance and may vary with Company performance; generally represents 20-40% of total compensation for the named executive officer.

Annual Bonus Opportunity or Annual Cash Bonus	Cash reward paid to executives on an annual basis; currently based on two financial metrics: net sales and non-GAAP operating income	Rewards achievement of the Company’s annual financial targets that are designed to drive the overall Company business and shareholder value; generally represents 20-25% of total compensation of the named executive officer.

Long-term Incentive Opportunity (LTI)	Long-term incentives that may provide value over multi-year period; stock options, restricted stock/restricted stock units)	Rewards for Company’s stock price appreciation and acts as driver for longer term value; generally represents 40-55% of total compensation of the named executive officer.

Total Direct Compensation	Base salary plus target bonus + LTI	Sum of the Annual Base Salary, Annual Cash Bonus and Long-Term Incentive values.

Benefits	Health, welfare, and other non-cash benefits	Necessary to be competitive in the marketplace but with the approach that such plans should be broad-based in their applicability.

We believe that annual base salary should provide a secure base of compensation that is competitive in the marketplace. We design the annual cash bonus and long-term incentive opportunities of the program to link the incentive compensation of those participating in those plans, including our named executive officers, with both the annual and the long-term success of the Company. The annual incentives link compensation with company-wide targets for our named executive officers, and with company-wide and individual targets for all other participating employees, to motivate them to meet short-terms goals. The long-term equity incentives link compensation to the long-term growth and success of the Company as measured by the movement in our stock price. We believe this bifurcation and linkage properly balances the risk, and the tension, between short- and long-term incentives. It is our belief that a substantial portion of the executives’ compensation (approximately 75% for the Chief Executive Officer and 65% for the other named executive officers) should be at risk, either through annual cash or long-term incentives. We believe this helps to align our executives’ interests with the shareholders’ interests and incents the executives to drive profitable growth of our business in an appropriate manner.

For our fiscal 2011, we delivered total shareholder return (stock price growth) of approximately 188% over fiscal 2010 and 1,109% over the last three years.

Compensation Practices and Risk

As part of our risk management process, and with the help of the Compensation Committee’s consultant, Pay Governance LLC, who reviewed the potential for risk stemming from our compensation program design in 2010, performed a comprehensive review and evaluation of our executive compensation program and the incentive compensation plans that cover all employees. The evaluation included discussion of the design features of the executive program and broad based incentive plans, the governance and oversight of the design features of such program and plans, the mix of cash and equity opportunities, performance measurement and the use of financial metrics that are easily capable of audit, mix of performance time horizons, executive stock ownership, and our use of other remuneration elements. On the basis of that review, and the fact that there have been no material changes to the overall program, we do not believe that our compensation policies or practices pose risks that are reasonably likely to have a material adverse effect on your Company. Our incentive compensation plans are typically based on corporate and business unit performance, measured by a range of objective and subjective criteria, and not solely on individual performance.

The results of our review did note that the Company currently does not have a broad policy for the recoupment of incentive compensation under defined circumstances (other than that currently required by the Sarbanes-Oxley Act of 2002, as amended). It is the Compensation Committee’s intention, upon the establishment of the necessary rules to support those requirements in the Dodd-Frank Act, to develop and implement a policy providing further recovery of compensation, if any, in excess of what would have been paid to the officer under the conditions of the restatement. It should be noted that at the time the Company filed a restatement of its financial statements in December 2010, it also reviewed the extent to which, if any, the restatement would change the amount of prior year bonuses and determined that no changes would have been necessary.

Compensation Committee Practices

The main elements of our compensation program are: base salary, annual cash bonus (short-term) and long-term equity-based incentives (exclusively stock options prior to fiscal year 2012). Approximately 200 employees receive annual cash incentive and the long-term incentive grants.

In addition to these primary elements, we also offer to all employees in the United States a defined contribution plan (401(k)), which includes a Company match feature and an employee stock purchase plan (which affords our employees the opportunity to purchase our stock at a discount). For our Canadian employees, we offer similarly competitive plans. For the named executive officers, each has the opportunity to participate in a deferred compensation program and to receive certain payments upon certain terminations of employments prior to or following a change in control of the Company. As in the past, and again in 2011, the Company offered only nominal perquisites to any named executive officers in each case primarily tied to their individual hiring packages.

In making compensation decisions with respect to our executive officers, we consider each element of compensation in relation to the total amount of compensation paid, and, for fiscal 2011, we took into account primarily the following factors:

•	the appropriate mix of total compensation elements;

•	overall Company performance and financial condition;

•	the roles and responsibilities of the position;

•	the qualifications, skills and experience level;

•	past performance and anticipated future performance and its impact on our success;

•	peer group comparisons;

•	compensation trends and competitive conditions in the marketplace;

•

the extent of contributions to furthering the Company’s fundamental values of providing the customer with a superior coffee experience and fostering socially and environmentally responsible business practices; and

•	the degree to which the executive officer embodies the Company’s principles and values.

Your Compensation Committee (1) makes the final decision with respect to the mix and total amounts of compensation (annual base salary) paid and short-term and long-term incentives opportunities provided to our

President and Chief Executive Officer and other named executive officers and (2) sets the financial targets under our annual incentive plan. All decisions of the Compensation Committee are based primarily on the approved compensation philosophy and the factors set forth above.

The Chief Executive Officer makes recommendations to the Compensation Committee on the mix and total compensation for the named executive officers as well as all other Company officers and has the authority to approve the mix and level of compensation for the remainder of the Company’s executives and managers (non-Elected Officers) using primarily the same mix of compensation elements used for the named executive officers. All recommendations of the Chief Executive Officer are also based upon the Compensation Philosophy and the factors set forth above.

Compensation Challenges

One of the significant challenges for your Compensation Committee is to account, in its compensation programs and practices, for the rapid rate of growth in your Company. Over the last fifteen fiscal quarters, your Company has averaged over 40% annual growth in net sales, and over 50% annual growth in net income. In addition, in fiscal 2011, your Company completed its largest acquisition to date, successfully negotiated a new credit facility to fund the acquisition and the Company’s ongoing growth, completed a common stock offering, successfully integrated, or began the integration of, those operations (as well as those acquisitions completed in 2010), continued to expand manufacturing capacity at a rapid rate to keep pace with your Company’s growth, successfully completed several agreements to bring well-regarded brands into the Company’s brand portfolio as well as continued to innovate in the coffee, coffee maker and other brewed beverage marketplaces to maintain its leadership position. Not many of the companies in the peer group or Towers Watson (“Towers”) data base had these performance achievements. These factors highlight the fact that there is a delicate balance between relying on objective comparable data while keeping up with the exigencies of the actual marketplace developments to ensure that your Company’s compensation practices remain competitive in the marketplace and sufficient to attract and retain top executive talent.

Benchmarking

In setting compensation and incentive opportunities for fiscal 2011, the Compensation Committee relied primarily on tally sheets, survey data and other information provided to the Company by Towers Watson (“Towers”), and Pay Governance LLC (“Pay Governance”), and, for the named executive officers other than the Chief Executive Officer, recommendations from the Company’s Chief Executive Officer and Vice President and Chief Human Resources Officer. It has been challenging to determine how to adjust pay levels as the Company grows in size at a rapid rate. During 2011, the Committee looked at pay levels and opportunity sizes at different company sizes ($3 billion, $5 billion, and $6 billion in annual revenues) and different comparator groups (see below) to understand the pattern of pay and opportunity growth relative to revenue growth, and established a phased approach to bringing up cash pay and opportunity levels, and equity award sizes, as the Company grows. The approach at which we arrived begins with establishing current pay levels to be comparable with companies with $2-$3 billion in annual revenue, and then phasing increases so that pay and opportunity levels would approach approximately the median levels for a $5-6 billion annual revenue sized Company over the next two years, assuming the Company continues to grow in line with current projections.

In addition to survey data, the Committee reviewed data publicly available from other proxy statements from a group of what we believed to be appropriate consumer products companies primarily to understand their pay mixes and plan designs for their incentive compensation programs. In 2011, the Committee determined to change the peer groups against which it would compare the Company. To this end, because of the uniqueness of your Company, with its complex business model and extraordinary growth, it was determined to utilize two peer groups, one against which the Company competes for talent and the other, as supplementary data points, reflecting the extraordinary growth of the Company. The 2011 primary peer group was: Brown-Forman Corporation, The Campbell Soup Company, Coca-Cola Enterprises, Inc., Dole Food Company, Dr. Pepper Snapple Group, Flowers Foods, Inc.,

Hasbro, Inc., The Hershey Company, Jarden Corporation, Mattel, Inc., McCormick & Co., Mead Johnson & Company, LLC, Ralcorp Holdings Inc., and The J. M. Smucker Company. The second group of high growth companies includes Cognizant Technology Solutions Corporation, Equinix, Inc., Las Vegas Sands Corporation, MetroPCS Communications, Inc., Netflix, Inc., priceline.com Incorporated, salesforce.com, Inc., Under Armour, Inc., and Western Digital Corporation.

Compensation Consultants

The Committee has the sole discretion, at Company expense, to retain independent advisors from time to time. The Committee engaged Pay Governance as its independent compensation consultant to assist with certain analyses leading up to the Committee’s actions with respect to fiscal 2012 executive compensation decisions. As in 2011, for 2012, the Compensation Committee has engaged Pay Governance as its sole independent advisor under an agreement that prohibits Pay Governance from providing any services to the Company without the Committee’s express prior approval. Towers and Mercer Human Resources Consulting (“Mercer”) data were made available to Pay Governance for use along with their peer group analysis. Towers provided services to the Company regarding executive pay information and general employee compensation and benefits consulting. Mercer and Towers did not provide any direct services to the Committee.

Compensation Paid to Our Named Executive Officers

Base Salary

We pay a base salary designed to be a secure base of compensation and sufficient to attract and retain highly talented individuals. We target base salary to our named executive officers at the 50th percentile of the marketplace median data.

For fiscal 2011 and 2012, we provided increases (each going into effect on January 1 of the respective year) to base salary to the following named executive officers in the following amounts:

Named Executive Officer	Fiscal 2010 Base Salary	% Increase for Fiscal 2011	Fiscal 2011 Base Salary	% Increase for Fiscal 2012	Fiscal 2012 Base Salary
Lawrence J. Blanford	$680,000	17.6	$800,000	18.8	$950,000
Frances J. Rathke	$335,000	16.4	$390,000	15.4	$450,000
Scott McCreary	$325,000	13.8	$370,000	5.4	$390,000
Michelle Stacy	$350,000	5.7	$370,000	5.4	$390,000
Howard Malovany	$320,000	9.4	$350,000	5.1	$368,000

These increases were intended to keep the base salaries of these executive officers in line with competitive market practices given the rapid growth of our Company and the increasing responsibilities of the executive as the Company grows. In concluding the appropriateness of these increases, your Compensation Committee looked at pay levels of other companies at sizes from $3 billion to $6 billion in annual revenue to establish a phased approach for our pay practices should your Company continue on its current growth path. Individual increases to base salary are not guaranteed for our named executive officers and are provided only at the discretion of the Compensation Committee after a review of an individual’s performance and market data. For both 2011 and 2012, the primary factors that were used in determining these base pay increases were: roles and responsibilities of the executive, the qualifications, skills and experience level of the executive, the compensation paid for similar positions by similar companies, the compensation trends and competitive conditions in the marketplace, and each executive’s role in the future success of our business.

Annual Cash Incentive Compensation

Prior to the beginning of the Company’s fiscal 2010, the Compensation Committee decided to eliminate individual goals from the determination of the extent to which any of the named executive officer (and all elected officers) would or could receive an annual cash incentive payment. In reaching this conclusion, the Compensation Committee determined that given the roles and responsibilities of these officers, it was critical for them to focus their energy, expertise and experience on ensuring the Company achieves the total enterprise goals as set forth in its annual operating plan and that they each operate efficiently and effectively at the highest level of the organization.

The annual incentive opportunity target is a percent of base salary and is derived from the comparative data used in the overall executive compensation setting process as well as the anticipated contributions each named executive officer is expected to make to increases in shareholder value. And, in setting these percentages, the Compensation Committee balances the benefits of the program against the risks that it will cause participants to take actions that, while consistent with the achievement of specified short-term goals, might involve unnecessary or excessive risk to the Company. The Compensation Committee believes that the current balance is appropriate. The focus of these opportunity targets continue to be tied to achieving high rates of growth year over year. Inasmuch as the Company’s stock growth has been 188%, 1,109%, and 3,725%, over the last one, three and five year periods, respectively, we think these performance results demonstrate that the annual incentive opportunity targets are effectively tied to the performance of the Company.

Consistent with prior years, the Compensation Committee again chose challenging net sales and non-GAAP operating income (as defined in the GAAP to non-GAAP Reconciliation of Consolidated Statements of Operations table as set fourth in Exhibit 99.1 on the Company’s current report on Form 8-K filed November 9, 2011.) targets as the financial targets against which to measure any annual incentive compensation payable to the named executive officers. Under the Company’s annual incentive plan for fiscal 2011, for any payout to have occurred, the Company’s net sales and non-GAAP operating income had to have been at least equal to the “threshold” amounts as set forth below. At the “threshold,” 20% of an individual’s target bonus opportunity would have been paid. If the Company’s net sales and non-GAAP operating income met the “target” level as set forth below for fiscal 2011, then 100% of the individual’s target opportunity would have been paid. Finally, if the Company’s net sales and non-GAAP operating income for fiscal 2011 had reached the “maximum” levels, as set forth below, then, all else being equal, 150% of the individual’s target bonus opportunity would have been paid. The amounts below are in thousands.

2011 GOAL	Threshold	Target	Maximum	Actual
Net Sales	$2,180,396	$2,422,662	$3,028,328	$2,650,899
Non-GAAP Operating Income	$338,490	$376,100	$470,125	$428,693

For fiscal 2011, the Compensation Committee set the target percent of base salary for each of our named executive officers to be consistent with the Company’s compensation philosophy and the competitive marketplace data, which are shown below. In addition, the table also shows the target and maximum annual incentive opportunity and the actual annual cash incentive paid to the named executive officers as a result of the Company’s achievement of 122% of the financial goals set by the Compensation Committee at the beginning of the fiscal year.

Named Executive Officer	Base Salary for Fiscal 2011	Target Percent of Base Salary	Target Annual Incentive Opportunity	Maximum Annual Incentive Opportunity (150% of Target)	Actual Annual Incentive Payment for fiscal 2011
Lawrence J. Blanford	$800,000	100	$800,000	$1,200,000	$932,000
Frances J. Rathke	$390,000	60	$234,000	$351,000	$272,610
Scott McCreary	$370,000	60	$222,000	$333,000	$258,630
Michelle Stacy	$370,000	60	$222,000	$333,000	$258,630
Howard Malovany	$350,000	55	$192,500	$288,750	$224,263

Long-term Equity Incentive Compensation

Long-term equity compensation opportunities are provided to our named executive officers to (1) provide a link between compensation and shareholder value and (2) be a valuable retention tool.

In 2011 the Compensation Committee continued to use stock options as the sole long-term equity incentive compensation tool. The Committee understands that many companies use multiple equity vehicles, and discussed various alternatives for equity grants, but ultimately decided that in 2011 stock options were the most appropriate vehicle for a high-growth company like ours. The Compensation Committee has the discretion under the 2006 Plan to grant forms of equity other than stock options. As noted earlier, for 2012 the Compensation Committee has determined to change the mix of long-term equity grants, to 80% stock options and 20% restricted stock/restricted stock units.

Stock options have historically been granted annually at the Company’s Board of Directors meeting immediately following the Company’s Annual Meeting of Shareholders. Our stock options typically have (1) a maximum ten-year life from the date of grant, (2) a grant price equal to the closing price of the Company’s common stock on the date of grant, and (3) a vesting schedule of 25% per year over the first four years of the option’s term. In addition, the executive would forfeit any unvested options upon voluntary termination of employment prior to the options’ vesting, and the options, therefore, are a retention mechanism that the Company has found effective. We believe our long-term incentive balances nicely with the short-term incentives and promotes appropriate executive conduct in light of the related risk of encouraging participants to take action that while consistent with the achievement of long-term goals might involve unnecessary or excessive risk for the Company.

The amount of each stock option grant is designed to deliver a targeted amount of compensation over the life of the stock option. This target amount is determined by the Compensation Committee (1) after a review of appropriate marketplace data, (2) the duties and responsibilities of each named executive officer, (3) the current vested and unvested gain amounts from previous grants, as provided in the tally sheets, and (4) the allocation between annual and long-term incentive payment opportunities.

Below is the long-term incentive opportunity as a percent of base salary for each of the named executive officers for fiscal 2011 and fiscal 2012:

Named Executive Officer	Long-term Incentive Opportunity as % of Annual Base Salary for Fiscal 2011	Long-term Incentive Opportunity as % of Annual Base Salary for Fiscal 2012
Lawrence J. Blanford	230	230
Frances J. Rathke	125	150
Michelle Stacy	110	120
Scott McCreary	110	120
Howard Malovany	100	105

It should be noted that the named executive officers are not guaranteed a grant of stock option grants in any given year. However, the Compensation Committee expects that the named executive officers will typically receive these stock option grants provided that the performance of each of the named executive officer is in line with the Compensation Committee’s expectations, with respect to the Chief Executive Officer’s performance, and with the Committee’s and the chief executive’s expectations, with respect to the other named executive officers’ performance. In determining whether stock options are granted at any given level, the Chief Executive Officer provides recommendations for all named executive officers other than himself, based on a review of the factors under the heading “Compensation Philosophy and Methodology.” These recommendations are then reviewed and discussed with the Committee, and if agreed, approved by the Compensation Committee. The primary factors that were used in determining the level of the stock option grants in fiscal 2011 were the Company’s overall performance and financial condition and each executive’s contribution to these metrics. For the named executive officers, grants of stock options were made on March  10, 2011.

Other Compensation

Potential Payments upon a Termination as the result of a Change of Control

In fiscal 2008, the Committee adopted a change of control plan for all named executive officers and certain other designated participants. The Committee believes the plan serves the important function of assisting in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. Mr. Blanford and Ms. Rathke have separate employment agreements under which certain payments upon a change of control are provided. In all cases (under the employment agreements and the plan), there is a “double trigger” (i.e., there must be a termination of employment prior to or following a change of control) before any payments are made. In addition, only Mr. Blanford’s agreement provides for any potential “gross-up” under Section 280G of the Internal Revenue Code of 1986, as amended, but it is what is called a “modified” gross-up as it applies only if the payments and benefits contingent on the change of control owed to him exceed by a least 10% the maximum amount he could receive without being subject to the excise tax.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that is currently available to all employees with thirty days or more of service who are at least twenty-one years of age. This plan allows each qualifying employee, through a payroll deduction, to purchase Company common stock every six months at a price, discounted by 15%, from the lower of the closing price of such stock at the first or last day of each six month period.

Defined Contribution Plan (401(k))

The Company’s 401(k) plan is a defined contribution plan available to all employees and the Compensation Committee did not consider amounts under this plan in setting total compensation for our named executive officers.

Deferred Compensation Plan

Currently we offer a deferred compensation plan but no named executive officers elected to defer any compensation into the program for fiscal 2011.

Perquisites

In fiscal 2011, the Company offered only nominal perquisites to any named executive officer that are not generally available to all employees other than as noted above. These perquisites are provided in a named executive officer’s hiring package primarily to cover transition costs.

Welfare Plans

We offer a health care plan that provides medical, vision, dental and prescription drug coverage for all of our employees. We also offer group life insurance and short- and long-term disability plans that cover all employees. The purpose of these plans is to provide competitive basic benefits to our employees and to help in the overall package to attract and retain employees. The named executive officers participate in these plans on the same basis as all other employees.

Indemnification Agreements

Each of our Directors and named executive officers is covered by an Indemnification Agreement that provides for reimbursement for any legal fees incurred by her or him in defending a lawsuit brought against her or him is such individual’s capacity as a Director or an officer. Indemnification is not provided for willful neglect of duties as an officer. These agreements are provided so that the Director and named executive officers can focus their attention and energy on running the business to achieve its annual and long-term objectives without having undue concern about lawsuits in their capacity as such.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1984, as amended (the “Code”) disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. An exception to the deduction limit applies to performance-based compensation that complies with applicable regulatory requirements under Section 162(m). The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock/restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible because of the Section 162(m) limitation.

Stock Ownership/Holding Guidelines For Named Executive Officers

The Compensation Committee has discussed ownership and holding guidelines for the named executive officers. In September 2011, the Compensation Committee determined that is was now appropriate to impose stock ownership guidelines for the Elected Officers, which will become effective beginning in March 2012. Under these guidelines, the Chief Executive Officer should hold Company stock at least equal to five times his annual base salary. The other named executive officers should hold Company stock at least equal to three times their annual base salary. Each officer will have five years from March 2012 to satisfy the guidelines.

Executive Compensation

The following tables provide information concerning compensation for the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly-paid executive officers as of September 24, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lawrence J. Blanford,	2011	767,692	932,000	1,889,708	5,996	3,595,396
President and Chief Executive	2010	660,096	571,200	1,151,208	23,703	2,406,207
Officer	2009	601,077	707,351	933,504	22,350	2,264,282

Howard Malovany, Vice President, Corporate General Counsel and Secretary(4)	2011	341,923	224,263	361,790	25,189	953,165
	2010	317,346	134,400	273,168	29,710	754,624
	2009	196,730	113,986	760,725	29,650	1,101,091

Scott McCreary, President, Specialty Coffee Business Unit	2011	357,885	258,630	419,935	7,586	1,044,036
	2010	318,365	150,150	312,192	8,859	789,566
	2009	290,846	175,875	247,104	7,652	721,477

Frances G. Rathke, Vice President, Chief Financial Officer and Treasurer	2011	375,192	272,610	500,692	6,736	1,155,230
	2010	328,365	154,770	321,948	7,348	812,431
	2009	305,815	180,963	255,552	7,145	749,475

Michelle Stacy, President, Keurig, Incorporated(5)	2011	364,616	258,630	419,935	7,350	1,050,531
	2010	346,019	161,700	336,582	8,509	852,811
	2009	302,788	173,139	594,435	7,350	1,077,712

(1)	Reflects the total amounts earned for 2011 under the 2006 Incentive Plan. Fiscal 2011 amounts were paid to participants in December 2011.

(2)	This column represents the grant date fair value of option awards made during each of 2011, 2010, and 2009 as calculated pursuant to FAS13 ASC Topic 718 and using the Black-Scholes model. The amounts shown are different from when previously reported in our prior proxy statement due to a recent change in the SEC’s rules. The underlying valuation assumptions for option awards are further disclosed in notes 2 and 16 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2010 and 2009 and notes 2 and 15 to our audited financial statements filed with our Annual Report on Form 10-K for 2011.

(3)	The table following these footnotes below provides the details for the “All Other Compensation” column.

(4)	Mr. Malovany was hired by the Company in February 2009 and therefore the information presented is not for the full fiscal 2009 year.

(5)	Ms. Stacy was hired by the Company in November 2008 and therefore the information presented is not for the full fiscal 2009 year.

The following table provides details for the “All Other Compensation” column in the table above for fiscal 2011.

Name	Fiscal Year	401(k) match ($)	Perquisites ($)	Other ($)	Total ($)
Lawrence J. Blanford	2011	5,996	—	—	5,996
Howard Malovany(1)	2011	7,689	—	17,500	25,189
R. Scott McCreary	2011	7,586	—	—	7,586
Frances G. Rathke	2011	6,735	—	—	6,735
Michelle Stacy	2011	7,350	—	—	7,350

(1)	Represents payment made in 2011 for relocation under Mr. Malovany’s offer letter of employment.

Grants Of Plan-Based Awards In 2011

The following table provides information on potential payouts under our non-equity incentive plan (2006 Incentive Plan annual bonus opportunity) and equity grants (stock options) to our named executives with respect to awards or grants made in fiscal 2011.

Name of Executive	Grant date	All other option awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(2)	Estimated payouts under non-equity incentive plan ($)
					Threshold(3)	Target	Maximum
Lawrence J. Blanford	3/10/11	58,500	61.71	1,889,708	160,000	800,000	1,200,000
Howard Malovany	3/10/11	11,200	61.71	361,790	38,500	192,500	288,750
R. Scott McCreary	3/10/11	13,000	61.71	419,935	44,400	222,000	333,000
Frances G. Rathke	3/10/11	15,500	61.71	500,692	46,800	234,000	351,000
Michelle Stacy	3/10/11	13,000	61.71	419,935	44,400	222,000	333,000

(1)	All option grants in fiscal 2011 were made under the Green Mountain Coffee Roasters, Inc. 2006 Amended and Restated Incentive Plan, and are scheduled to vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant.

(2)	This column shows the full grant date value of stock options, as calculated pursuant to FASB ASC Topic 718 and using the Black-Scholes model. For information on the valuation assumptions, please refer to notes 2 and 15 of the Company’s financial statements in the form 10-K for the year ended September 24, 2011. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Achievement of $2,180 million in net sales and of $338 million in non-GAAP operating profits would have resulted in a payout at the Threshold level.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table provides information on the holdings of stock option awards by the named executives as of September 24, 2011. Each grant is shown separately for each named executive.

Name of executive	Grant date	Number of securities underlying unexercised options—Exercisable	Number of securities underlying unexercised options—Unexercisable (1)	Option exercise price ($)	Option expiration date
Lawrence J. Blanford	5/04/2007	666,000	189,000	5.24	5/04/2017
	3/13/2008	54,002	72,789	6.09	3/13/2018
	3/12/2009	99,450	99,450	9.14	3/12/2019
	3/11/2010	17,700	53,100	30.79	3/11/2020
	3/10/2011	—	58,500	61.71	3/10/2021
Howard Malovany	2/09/2009	—	78,750	9.45	2/09/2019
	3/11/2010	4,200	12,600	30.79	3/11/2020
	3/10/2011	—	11,200	61.71	3/10/2021
R. Scott McCreary	9/25/2004	235,000	—	1.47	9/25/2014
	4/01/2006	1,350	—	2.95	4/01/2016
	5/03/2006	135,000	—	2.95	5/03/2016
	6/14/2007	82,350	—	5.32	6/14/2017
	3/13/2008	52,311	17,439	6.09	3/13/2018
	3/12/2009	26,325	26,325	9.14	3/12/2019
	3/11/2010	4,800	14,400	30.79	3/11/2020
	3/10/2011	—	13,000	61.71	3/10/2021
Frances G. Rathke	12/14/2004	54,000	—	1.75	12/14/2014
	4/01/2005	1,350	—	1.78	4/01/2015
	5/03/2006	252,450	—	2.95	5/03/2016
	6/14/2007	94,500	—	5.32	6/14/2017
	3/13/2008	58,050	19,350	6.09	3/13/2018
	3/12/2009	27,225	27,225	9.14	3/12/2019
	3/11/2010	4,950	14,850	30.79	3/11/2020
	3/10/2011	—	15,500	61.71	3/10/2021
Michelle Stacy	11/3/2008	—	78,750	6.20	11/3/2018
	3/12/2009	6,189	12,375	9.14	3/12/2019
	3/11/2010	5,175	15,525	30.79	3/11/2020
	3/10/2011	—	13,000	61.71	3/10/2021

(1)	All options vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant date, except for the grant made to Mr. Blanford on May 4, 2007, which was an inducement award and vests in five equal annual installments, beginning on the first year anniversary of the grant.

OPTION EXERCISES IN FISCAL 2011

The following table provides information for the named executives set forth in such table with respect to stock option exercises made during fiscal 2011 by such officer.

Name of the executive	Number of shares acquired upon exercise	Value realized on exercise ($)
Lawrence J. Blanford(1)	141,573	12,510,643
Howard Malovany	78,750	7,681,992
Frances G. Rathke	337,500	32,155,988
R. Scott McCreary(2)	125,000	12,283,400
Michelle Stacy	44,936	1,649,507

(1)	Of the 141,573 shares exercised, 51,573 were exercised and sold as part of the Company’s common stock offering on May 4, 2011.

(2)	Of the 125,000 shares exercised, 25,000 of them continue to be held by Mr. McCreary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with Mr. Blanford and Ms. Rathke that provide for payments in certain circumstances in connection with such officer’s termination of employment or a change of control. Mr. Malovany, Mr. McCreary and Ms. Stacy participate in our 2008 Change-in-Control Severance Benefit Plan which provides payments upon termination of employment in certain circumstances following a change of control. Mr. Malovany, Mr. McCreary and Ms. Stacy also have offer letters that provide for payments upon termination of their employment under certain other circumstances. The following narrative and accompanying tables set forth triggering event(s) for these payments and the estimated aggregate payment obligations to each of our named executive officers.

In calculating the payments in the tables below, we have used the following assumptions:

•	The event or events triggering the payment obligation occurred on September 23, 2011, the last business day of our most recently completed fiscal year.

•

Stock options are assumed to have cashed out on September 23, 2011, the last business day of the fiscal year, and were valued using the difference between the closing price of our stock on that day, which was $104.26 per share, and the exercise price of the option, multiplied by the number of shares outstanding.

•	The same assumptions were used for valuing health care benefits that we use for our financial reporting under generally accepted accounting principles.

Mr. Blanford

Mr. Blanford’s employment agreement, which expires in May 2012, uses the following definitions:

“Cause” is defined as (i) Mr. Blanford’s substantial and ongoing failure to perform (other than by reason of disability), or gross negligence in the performance of his duties and responsibilities to the Company or any of its affiliates; (ii) material breach by Mr. Blanford of any provision of his employment agreement or any other agreement with the Company or any of its affiliates, provided that Mr. Blanford has been given a reasonable opportunity to cure any such material breach after notice from the Company, and such material breach has not been cured by Mr. Blanford; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates; (iv) other conduct by Mr. Blanford that is substantially harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) commission of a felony involving moral turpitude.

“Good Reason” is defined as (i) removal of Mr. Blanford, without his consent, from the position of President and Chief Executive Officer of the Company; (ii) failure of the Board to nominate Mr. Blanford as a director of the Company during his term of employment; (iii) material diminution in the nature or scope of

Mr. Blanford’s responsibilities, duties or authority; (iv) any relocation of the Company’s headquarters outside of Vermont without Mr. Blanford’s consent; (v) material failure of the Company to provide him his base salary, bonuses, and employee benefits in accordance with the terms of Section 4 of his employment agreement; or (vi) any other material breach of Mr. Blanford’s employment agreement by the Company.

The events that constitute a change of control under Mr. Blanford’s employment agreement are those that constitute a “change of control” under the regulations to Internal Revenue Code Section 409A. In general, subject to certain qualifications and additional rules set forth in the regulations to Internal Revenue Code Section 409A, the following will constitute a “change of control” under Mr. Blanford’s employment agreement:

•

any one person, or more than one person acting as a group acquires ownership of our common stock that, when added to common stock already owned by that person or group, results in that person or group holding more than 50% of the total fair market value or total voting power of our common stock;

•

any one person, or more than one person acting as a group acquires (or has acquired during the prior 12-month period) ownership of our common stock that results in that person or group holding 30% or more of the total voting power of our common stock;

•

a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board members before the date of the appointment or election; or

•

any one person, or more than one person acting as a group acquires (or has acquired during the prior 12-month period) from us assets with a total gross fair market value equal to or more than 50% of our assets’ total gross fair market value immediately before such acquisition or acquisitions.

Under Mr. Blanford’s employment agreement, he is entitled to a gross-up payment from the Company for any “golden parachute” excise tax pursuant to section 280G and the related provisions of the Code on account of payments and benefits associated with a change in control under his employment agreement to the extent those payments and benefits exceed by at least 10% the maximum amount he could receive without being subject to the excise tax. If the aggregate amount of these payments and benefits that would otherwise be subject to the excise tax is below this threshold, the employment agreement provides that the payments and benefits will be cut back to the maximum amount he could receive without being subject to the excise tax. Mr. Blanford’s employment agreement also contains a standard perpetual confidentiality provision as well as customary non-competition and non-solicitation covenants for the term of the his employment and for 18 months after any termination thereof.

The specific payments to which Mr. Blanford is entitled under the various termination scenarios provided for in his employment agreement are set forth below:

If Mr. Blanford’s employment is terminated by the Company other than for cause or by Mr. Blanford for good reason, he would be entitled to severance benefits equal to (i) a continuation of 12 months of base salary at the rate in effect upon termination, (ii) a pro-rated portion of his annual incentive bonus in an amount to be determined following the year in which the incentive bonus would have been earned but for the termination, in accordance with the terms set forth in the Senior Executive Officer Short Term Incentive Plan and (iii) the premium cost of Mr. Blanford’s (and his qualified beneficiaries’) continued participation, if any, in the Company’s group medical and dental plans under COBRA for a period of 12 months following the date of termination, provided that Mr. Blanford is entitled to continue such participation under applicable law and plan terms. If Mr. Blanford’s employment is terminated by the Company other than for cause or by Mr. Blanford for good reason within 9 months prior to and in connection with an anticipated change in control of the Company, Mr. Blanford, if the change in control actually occurs within nine months following such termination, would be entitled to the foregoing benefits plus a lump-sum payment, within 30 days following the change in control, equal to 24 months of base salary less the base salary already paid or to be paid, a continuation of any of Mr. Blanford’s (and his qualified beneficiaries’) group medical and dental premium payments for

24 months rather than the 12 month period that would otherwise apply, provided that Mr. Blanford is entitled to continue participation in the underlying benefit programs under applicable law and plan terms, and an acceleration of outstanding equity awards.

If Mr. Blanford were to terminate his employment with the Company other than for good reason and within 6 months following a change in control, he would be entitled to receive, 6 months after termination or upon death if earlier, a lump sum payment equal to 12 months of base salary, and payment for a period of up to 12 months by the Company of the premium costs of Mr. Blanford’s (and his qualified beneficiaries’) group medical and dental plans under COBRA, provided that Mr. Blanford is entitled to such continued participation in those programs under applicable law and plan terms.

In the event of Mr. Blanford’s death during the term of his employment agreement, the Company shall pay the monthly premium costs to continue medical and dental insurance for Mr. Blanford’s immediate family under COBRA, for a period of thirty-six (36) months; and, if death occurs following termination of employment and a timely COBRA election has been made, the Company shall pay such monthly premium costs for a total of thirty-six (36) months, measured from the date of termination and the Company shall also assist Mr. Blanford’s beneficiaries and/or estate to obtain the life insurance death benefit which shall be no less than Mr. Blanford’s base salary provided in his employment agreement.

	Cash Severance Payments		Acceleration of Stock Options(1)	Health and Welfare	280G Excise Tax Gross-Up(2)	Total Termination Payments
Lawrence J. Blanford
• Termination by the Company without cause or by Mr. Blanford for good reason (“Involuntary termination”)	1,732,000		—	17,759	N/A	1,749,759
• Involuntary termination in connection with a change of control	1,600,000		41,710,592	35,463	2,138,781	45,484,836
• Voluntary termination by Mr. Blanford in connection with a change of control	793,102	(3)	41,710,592	17,759	—	42,521,453
• Death	—		—	48,752	—	48,752

(1)	For purposes of valuing the stock options, we assumed that all stock options were cashed out on the last business day of the fiscal year, using the closing price of our common stock on such date.

(2)	In estimating the 280G Excise Tax Gross-Up, we assumed, under special tax rules available for purposes of determining vesting-related amounts attributable to a change in control, that only a portion of the value of the stock options would be taken into account for 280G purposes. For these purposes, we have assumed that option awards made to Mr. Blanford within the twelve months preceding September 24, 2011 should not be treated as having been made in connection with the change of control.

(3)	For purposes of this table, the cash severance payments to Mr. Blanford upon a voluntary termination in connection with a change of control were reduced by $6,898 in accordance with the terms of Mr. Blanford’s employment agreement described above regarding the “golden parachute” excise tax.

Ms. Rathke

Ms. Rathke’s employment agreement uses the following definitions:

“Cause” is defined as: (i) failure to perform and discharge, faithfully, diligently, and to the best of her abilities, the duties and responsibilities set forth in her employment agreement, (ii) conduct that violates a material policy or procedure applicable to or adopted by the Company, (iii) dishonest or unethical conduct which is injurious to the Company, monetarily or otherwise, (iv) willful misconduct or gross negligence that is injurious to the Company, monetarily or otherwise, (v) conviction of a misdemeanor involving moral turpitude or of a felony under the laws of the United States or any state or political subdivision thereof, (vi) continued unauthorized absence from work, or (vii) material breach of any of the provisions of the employment agreement, if such breach is not cured within 30 days after written notice thereof is delivered to Ms. Rathke by the Chief Executive Officer.

“Good Reason” is defined as (i) failure of the Company to continue Ms. Rathke in the position she had prior to the date of a change of control, (ii) diminution in the nature or scope of Ms. Rathke’s responsibilities, duties or authority existing prior to the date of a change of control, or (iii) failure of the Company to provide the base salary, bonus, and benefits and perquisites in accordance with the terms of Ms. Rathke’s employment agreement, as in effect immediately prior to a change of control.

“Change of Control” means, (i) a sale, transfer or other conveyance by the Company of all or substantially all of its assets whereby any person is or becomes beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (except if such beneficial owner is Mr. Robert P. Stiller or his affiliates, directly or indirectly), (ii) a merger or consolidation by or with the Company in which the Company is not the surviving corporation following such merger or consolidation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 60% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which Mr. Robert P. Stiller or his affiliates, directly or indirectly, continues to beneficially own at least 10% or more of the combined voting power of the Company’s then outstanding securities, (iii) the implementation of any plan or proposal for the liquidation or dissolution or other winding up of the Company, or (iv) the failure of Mr. Robert P. Stiller or his affiliates, directly or indirectly, to continue to beneficially own securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities.

In the event the Company terminates Ms. Rathke’s employment for any reason other than cause, the Company is obligated to (i) continue to pay Ms. Rathke salary for 12 months, (ii) pay Ms. Rathke’s otherwise payable annual cash bonus in an amount no less than the preceding year’s annual cash bonus, (iii) continue Ms. Rathke’s participation in the Company’s group medical and dental insurance plans under COBRA at the then existing employee contribution rates, for a period up to 12 months from the date of termination (iv) pay up to $10,000 dollars in outplacement services, and (v) accelerate outstanding equity awards that would have vested within six months of Ms. Rathke’s termination.

In case of a change in control, if Ms. Rathke terminates her employment for good reason within one year of such change in control, she is entitled to a lump sum cash severance payment equal to the greater of:

(i)	an amount equal to 18 months of base salary plus one and a half times her previous year’s annual cash bonus; or

(ii)	an amount equal to Ms. Rathke’s pro rata target annual cash bonus plus 12 months of base salary plus the greater of (A) the average of the annual incentive bonuses paid in cash to Ms. Rathke in the three most recent fiscal years ended prior to the date of her termination of employment or the date of the change in control, if greater or (B) Ms. Rathke’s target annual incentive bonus for the fiscal year in which the change in control occurs.

In addition to the cash severance payments described above, Ms. Rathke is entitled to continued participation in the Company’s group medical and dental insurance plans under COBRA for a period up to 12 months from the date of termination, provided that Ms. Rathke is entitled to continue such participation under applicable law and plan terms, up to $10,000 dollars in outplacement services and acceleration of outstanding equity awards.

	Cash Severance Payments	Acceleration of Stock Options	Health and Welfare	Outplacement Services	Total Termination Payments
Frances G. Rathke
• Termination by the Company without cause	662,610	3,722,826	17,759	10,000	4,413,195
• Termination by Ms. Rathke for good reason in connection with a change in control	850,000	6,239,786	17,759	10,000	7,125,545

(i)	For purpose of valuing the stock options, we assumed that all stock options were cashed out on the last business day of the fiscal year, using the closing price of our common stock on such date.

Ms. Stacy and Messrs. Malovany and McCreary

Ms. Stacy, and Messrs. Malovany and McCreary are participants in the Company’s 2008 Change-in-Control Severance Benefit Plan (the “Change-in-Control Plan”).

The Change-in-Control Plan uses the following definitions:

“Cause” means in the case of any participant, any or any combination of the following: (i) commission by the participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the participant thereof; or (iii) an act of dishonesty or breach of faith in the conduct by the participant of his or her duties for the Company that is materially injurious to the Company.

“Change in Control” means an event where (a) any person (excluding Robert P. Stiller or members of his family and trusts for their benefit) becomes the beneficial owner, directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis provided, that if a person becomes the “beneficial owner” of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis, no Change in Control shall be deemed to have occurred by reason thereof under this clause (a) if within fifteen (15) days of being advised that such ownership level has been reached, a majority of the incumbent directors then in office adopt a resolution approving the acquisition of that level of securities ownership by such person; (b) there is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) unless, following such Business Combination, (i) the persons who were the beneficial owners of the equity securities of the Company entitled to vote for members of the Board beneficially own, directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no person (excluding any entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or the equivalent) resulting from such Business Combination were incumbent directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (c) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

Any of the following constitute “Good Reason”: (a) any action by the Company which results in a material diminution in the participant’s position, authority, duties or responsibilities immediately prior to the Change in Control; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company or the securities of the Company shall no longer be publicly traded, shall not, in and of itself, constitute Good Reason hereunder; (b) any material reduction in the participant’s rate of annual base salary; (c) any material reduction in the retirement and welfare benefits made available to the participant or any materially adverse change in the terms on which those benefits are made available; or (d) any requirement by the Company that the participant be based at any office or location that is more than 50 miles distant from the participant’s base office or work location immediately prior to the Change in Control.

The Change in Control Plan provides that if a Change of Control occurs and a covered employee’s employment is terminated by the Company without Cause or by the covered employee for Good Reason in the twelve months immediately following, or in the three months immediately prior to, the Change in Control, the covered employee will be entitled to the following payments and benefits:

•

A lump sum payment equal to 12 months of the covered employee’s base salary and the greater of (i) the average of the annual incentive bonuses paid in cash to the covered employee by the Company in the three most recent fiscal years ended prior to the date of the covered employee’s termination or the date of the Change in Control, if greater or (ii) the covered employee’s target annual incentive bonus for the fiscal year in which the Change in Control occurs.

•	A lump sum payment equal to the pro-rata share of the covered employee’s target bonus for the year in which the termination occurs.

•	Full vesting of any stock options or other stock-based award held by the covered employee prior to the Change in Control.

•	Continued health and dental benefits coverage for 12 months following the Change in Control.

If any of these payments or benefits would be subject to the federal excise tax for “excess parachute payments” described in Section 4999 of the Internal Revenue Code, the lump sum cash payments payable to a covered employee will be reduced if such reduction maximizes the covered employee’s total after-tax payments.

No covered employee is eligible to receive benefits payable under the Change in Control Plan if he or she is a party to an employment agreement, severance agreement, change in control agreement or similar agreement with the Company or any of its subsidiaries that provides for payments or benefits in connection with a change of control of the Company unless the covered employee waives his or her rights under such agreement.

Ms. Stacy and Messrs. Malovany and McCreary are also party to employment offer letters, which provide that in the event that Ms. Stacy’s, Mr. Malovany’s or Mr. McCreary’s employment is terminated by the Company for any reason other than willful misconduct or fraud, the Company is required to pay severance to such officer equal to one year’s salary then in effect, payable over twelve-months.

	Cash Severance Payments(1)	Acceleration of Stock Options(2)	Health and Welfare	Outplacement Services	Total Termination Payments
Howard Malovany
• Termination by the Company for any reason other than willful misconduct or fraud	350,000	—	—	—	350,000
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	735,000	8,868,570	12,799	—	9,616,369
Scott McCreary
• Termination by the Company for any reason other than willful misconduct or fraud	370,000	—	—	—	370,000
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	814,000	5,827,139	17,759	—	6,658,898
Michelle Stacy
• Termination for reason other than cause or good reason	370,000	—	2,422	10,000	382,422
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	814,000	10,593,107	2,422	—	11,409,529

(1)	In determining whether and, where applicable, the extent to which payments would be subject to the federal excise tax for “excess parachute payments”, we assumed under special tax rules available for purposes of determining vesting-related amounts attributable to a change in control, that only a portion of the value of the stock options would be taken into account for 280G purposes. For these purposes, we also assumed that option awards made to each named executive officer within the twelve months preceding September 24, 2011 should not be treated as having been made in connection with the change in control.

(2)	For purposes of valuing the stock options, we assumed that all stock options were cashed out on the last business day of the fiscal year, using the closing price of our common stock on such date.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of January 17, 2012 for (1) each person known by the Company to own beneficially 5% or more of the outstanding shares of its common stock, (2) each of the Company’s directors and nominees, (3) each named executive officer and (4) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Stock Options Exercisable within 60 days of 1/17/12	Percent Ownership of Common Stock Outstanding
Lawrence J. Blanford(1)	61,796	946,991	less than 1%

Barbara D. Carlini(2)	—	214,896	less than 1%

Douglas Daft(3)	4,000	5,853	less than 1%

William D. Davis(4)	1,010,888	45,198	less than 1%

Jules A. del Vecchio	240,719	174,650	less than 1%

Michael Mardy	5,500	53,400	less than 1%

Hinda Miller(5)	88,452	149,138	less than 1%

David E. Moran	2,680	163,150	less than 1%

Robert P. Stiller(6)	15,997,209	815,343	10.6%

Howard Malovany(13)	7,702	50,575	less than 1%

R. Scott McCreary(7)	153,198	545,786	less than 1%

Frances G. Rathke(8)	108,754	478,961	less than 1%

Michelle Stacy(14)	2,652	65,350	less than 1%

Wellington Management Company(9) 75 State Street Boston, MA 02109	10,941,096	—	7.1%

FMR LLC(10) 82 Devonshire Street Boston, MA 02109	19,241,202	—	12.4%

Luigi Lavazza S. p.A.(11) Corso Novara, 59 10154 Torino Italy	9,174,991	—	5.9%

All directors and executive officers as a group (17 persons)(12)	17,697,340	3,894,527	13.6%

(1)	Includes 267 shares of common stock which have been allocated to an account established for Mr. Blanford pursuant to the Company’s employee stock ownership plan (“ESOP”) and over which he exercises sole voting power.
(2)	Includes 26,746 phantom stock units earned under the 2002 deferred compensation plan.
(3)	Includes 2,878 phantom stock units earned under the 2002 deferred compensation plan.
(4)	Includes 33,898 phantom stock units earned under the 2002 deferred compensation plan. Also includes 42,201 shares held by Mr. Davis’ spouse.
(5)	Includes 24,238 phantom stock units earned under the 2002 deferred compensation plan.

(6)	Includes an aggregate of 1,591,245 shares of common stock held in Trusts for the benefit of Mr. Stiller’s relatives, over which he has no power to vote; 12,548,933 shares that are held in margin accounts or pledged as collateral to various financial institutions as security for one or more loans; 1,849,552 shares over which he has sole investment and voting power; and 7,479 shares from the Company’s Employee Stock Ownership Plan and over which Mr. Stiller has the sole power to vote.
(7)	Includes 889 shares of common stock which have been allocated to an account established for Mr. McCreary pursuant to the ESOP and over which he exercises sole voting power.
(8)	Includes 1,477 shares of common stock which have been allocated to an account established for Ms. Rathke pursuant to the ESOP and over which she exercises sole voting power.
(9)	This information is based solely upon a review of the Schedule 13F reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of September 30, 2011. The Company assumes no responsibility with respect to such information.
(10)	This information is based solely upon a review of the Schedule 13F reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of September 30, 2011. The Company assumes no responsibility with respect to such information.
(11)	This information is based solely upon a review of the Schedule 13D reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of May 9, 2011. The Company assumes no responsibility with respect to such information.
(12)	Includes an aggregate of 87,760 phantom stock units earned under the 2002 deferred compensation plan. Also includes 17,730 shares of common stock which have been allocated to accounts established for officers of the Company pursuant to the ESOP.
(13)	Includes 111 shares of common stock which have been allocated to an account established for Mr. Malovany pursuant to the ESOP and over which he exercises sole voting power
(14)	Includes 111 shares of common stock which have been allocated to an account established for Ms. Stacy pursuant to the ESOP and over which she exercises sole voting power

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and the NASDAQ. SEC rules require reporting persons to supply the Company with copies of these reports. Based solely on its review of the copies of such reports received and written representations from reporting persons, the Company believes that with respect to fiscal 2011 all reporting persons timely filed the required reports.

CODE OF ETHICS

The Company has adopted the Green Mountain Coffee Roasters Code of Ethics which is applicable to all directors, officers and employees of the Company. In addition, the Company has also adopted the Green Mountain Coffee Roasters Finance Code of Professional Conduct which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and all other employees engaged in the finance organization at the Company. Collectively and individually each of these codes constitutes a “code of ethics” within the meaning of Item 406 of Regulation S-K promulgated under the Exchange Act. The current version of each of these codes is posted on the Company’s website. The Company intends to make all required disclosures concerning amendments to, or waivers from, these codes on the governance page of the Company’s website, www.GMCR.com.

The Internet address for our website is http://www.GMCR.com and the code of ethics may be found as follows:

1.	From the Company’s home page, first click on “Investor Services.”

2.	Next scroll down to and click on “Code of Ethics” listed on the left side menu and click on the desired selection.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit and Finance Committee (the “Audit Committee”) is responsible for reviewing, approving or ratifying all material transactions between us and any related person. Related persons can include any of our directors or executive officers, certain of our shareholders, and any of their immediate family members. This obligation is set forth in our Audit and Finance Committee Charter. Although we do not have a formal written policy with respect to our Audit Committee’s policies and procedures for reviewing related party transactions, in evaluating such transactions, the Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the board and as individual directors. In any transaction involving a related party, our Audit Committee considers all available material facts and circumstances of the transaction, including: (i) the direct and indirect interests of the related party; (ii) if the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact such transaction would have on the director’s independence; (iii) the risks, costs and benefits to us; and (iv) whether any alternative transactions for comparable purposes are available. Our Audit Committee then makes a determination as to whether the proposed terms of the transaction are in the best interests of the Company and otherwise consistent with arm’s length dealings with unrelated third-parties.

The Company uses travel services provided by Heritage Flight, a charter air services company owned by Mr. Robert P. Stiller, the Company’s current Chairman of the Board. During fiscal years 2011, 2010, and 2009, the Company was billed a total of $0.7 million, $0.4 million, and $0.2 million, respectively, by Heritage Flight for travel services provided to various employees of the Company. The use of Heritage Flight services was reviewed and approved by the Audit Committee in accordance with our policy set forth above.

PROPOSAL III

AMEND ARTICLE FOURTH OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Shareholders are being asked to approve an amendment to the Company’s Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of Company common stock from two hundred million shares (200,000,000) to five hundred million shares (500,000,000). At its meeting held on December 9, 2011, the Board of Directors approved this amendment, subject to shareholder approval, and directed that this amendment be submitted to a vote of the Company’s shareholders at this Annual Meeting of Shareholders. The Board has determined that this amendment is in the best interests of the Company and its shareholders and recommends approval by the shareholders.

The Certificate currently authorizes the issuance of up to 200,000,000 shares of Company common stock, each with a par value of $0.10 per share. As of the close of business on January 17, 2012, 154,854,431 shares of common stock were outstanding. In addition, as of the close of business on January 17, 2012, the Company had 7,752,162 shares of common stock subject to outstanding stock options and 7,979,316 shares reserved for issuance pursuant to future grants under the Company’s current stock incentive plans. This means that as of January 17, 2012, the Company had just 29,414,091 shares of common stock available for corporate purposes, including, among other things, the issuance of stock options and stock splits by way of dividend. The Certificate also authorizes the issuance of 1,000,000 shares of preferred stock, none of which are currently issued or outstanding. The proposed amendment will not increase or otherwise affect the Company’s authorized preferred stock.

Purpose of Amendment

The Board believes it is in the best interest of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future potential business needs.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in authorized shares. The additional shares of common stock will be available for issuance by the Board for various corporate purposes, including but not limited to, stock splits, stock dividends, grants under employee stock plans, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, and business combinations, as well as other general corporate transactions, although the Company has no present plans to use them in any such regard.

Having this additional authorized common stock available for future use will allow the Company to issue additional shares of common stock without the expense and delay of arranging a special meeting of shareholders.

Possible Effects of the Amendment and Additional Anti-takeover Consideration

If the amendment to the Certificate is approved, the additional authorized shares would be available for issuance at the discretion of the Board and without further shareholder approval, except as may be required by law or the rules of NASDAQ . The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. Shares of common stock issued otherwise than for a stock split may decrease existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing shareholders and have a negative effect on the market price of the common stock. Current shareholders have no preemptive or similar rights.

The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value or that they will not adversely affect the Company’s business or the trading price of our stock.

The Company has not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

If the Company’s shareholders approve the increase in the number of authorized shares of common stock to 500,000,000, the Board will have authority to file with the Secretary of State of Delaware an amendment to the Company’s Certificate to designate an additional 300,000,000 shares of common stock. Upon approval and following such filing with the Secretary of State of the State of Delaware, the amendment will become effective on the date it is filed. The amendment proposed by the Company to the Article FOURTH of our Certificate (assuming approval of the Proposal II) is attached to this proxy statement as Appendix B.

Neither Delaware law, the Company’s Certificate, nor the Company’s amended and restated by-laws provides for appraisal or other similar rights for dissenting shareholders in connection with this proposal. Accordingly, the Company’s shareholders will have no right to dissent and obtain payment for their shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF ARTICLE FOURTH OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal year 2011. Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2010 and 2011 were as follows:

	2010		2011
Audit Fees	$2,572,494	(1)	$3,142,977	(4)
Audit-Related Fees	350,000	(2)	—
Tax Fees(3)	626,223		57,950
All Other Fees	—		—

(1)	Includes certain work related to the acquisition by the Company of Timothy’s Coffee of the World, Inc., Diedrich Coffee, Inc. and Van Houtte Holding Company Inc. as well as audit work performed in conjunction with the restatement of the Company’s financial statements.

(2)	Includes fees with respect to due diligence work in conjunction with the Timothy’s Coffee of the World, Inc., Diedrich Coffee, Inc. and Van Houtte Holding Company Inc acquisitions.

(3)	Includes tax work related primarily to the acquisition of Van Houtte Holding Company Inc.

(4)	Includes fees with respect to purchase accounting works related to the Company’s acquisition of Van Houtte Holding Company Inc.

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence and determined, in each case, that at all times, PricewaterhouseCoopers remained independent.

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have them approved by the Audit Committee or, if necessary between Committee meetings, by the Audit Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $50,000 in each case may be approved by the Chair of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting.

PROPOSAL IV—

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for its 2012 fiscal year. The Audit Committee and the Board seek to have the shareholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. We expect representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2012

FINANCIAL AND OTHER INFORMATION

The Company has made available to you its 2011 Annual Report to its shareholders which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The 2011 Annual Report contains the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011. The Company’s Form 10-K for the year ended September 24, 2011 can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov. The documents are also available without charge by requesting them in writing from Green Mountain Coffee Roasters, Inc., at 33 Coffee Lane, Waterbury VT 05676, or by telephone at (802) 244-5621.

PROPOSALS OF SHAREHOLDERS

Proposals to be included in the proxy statement. In order to be included in the Company’s proxy materials for presentation at the 2013 Annual Meeting of Shareholders, a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company c/o Howard Malovany at 33 Coffee Lane, Waterbury, VT, 05676 by October 6, 2012 and must comply with the requirements of Rule 14a-8.

Other proposals (not to be included in the proxy statement). Under our amended and restated by-laws, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. Pursuant to our by-laws, if you wish to bring business before the 2013 Annual Meeting, you must give written notice thereof which must be received by the Secretary of the Company c/o Howard Malovany at 33 Coffee Lane, Waterbury, VT, not less than 60 days, nor more than 90 days prior to such meeting or no earlier than December 21, 2012 and no later than January 20, 2013, assuming our 2013 Annual Meeting will be held on March 21, 2013. Proposals that do not comply with these notice provisions will not be considered at the 2013 Annual Meeting.

In the event that notice of the date of our 2011 Annual Meeting is provided to shareholders less than 70 days beforehand, and without prior public disclosure, your request must be received no later than the close of business on the tenth day following the date on which such notice was mailed or public disclosure was made, whichever occurs first.

DIRECTIONS TO THE ANNUAL MEETING

SHERATON BURLINGTON HOTEL AND CONFERENCE CENTER

870 WILLISTON ROAD

SOUTH BURLINGTON, VERMONT 05403

From I-89 take Exit 14W to Williston Road/Route 2A. Head West, and just after the Exit you will see the Hotel. Turn right into its parking lot.

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